CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Counsel and Independent Registered Public Accounting Firm” in Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A of The Tocqueville Trust, as filed with the Securities and Exchange Commission on or about February 25, 2022.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York
February 25, 2022